                                   Exhibit 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                              THREE MONTHS                         NINE MONTHS
                                                              ------------                         -----------
                                                       9/30/98            9/30/97            9/3098            9/30/97
                                                       -------            -------            ------            -------

                     BASIC
          ------------------------------
Net earnings applicable to common stock:

     Net Income (Loss)                             $  (3,219,598)    $     174,325      $  (3,412,906)     $   (109,169)
     Deduct preferred stock dividends paid               (31,830)          (31,830)           (95,490)          (95,490)
                                                         -------           -------            -------           -------

Net earnings/(loss) applicable to common stock     $  (3,251,428)    $     142,495      $  (3,508,396)     $   (204,659)
                                                   -------------     -------------      -------------      ------------
                                                   -------------     -------------      -------------      ------------

Weighted average number of common shares
  outstanding                                          5,355,499         5,082,101          5,223,351         4,943,591
                                                       ---------         ---------          ---------         ---------
                                                       ---------         ---------          ---------         ---------

Earnings/(Loss) per share - Basic                      $ (0.61)             $ 0.03            $ (0.67)           $(0.04)
                                                       -------              ------            -------            ------
                                                       -------              ------            -------            ------

Earnings per share - diluted                             N/A              $ N/A                N/A               N/A
                                                         ---              ------               ---               ---
                                                         ---              ------               ---               ---



The exercise of outstanding stock options, convertible subordinated debenture and convertible preferred stock were not included in the calculations of diluted earnings per share, as their effect would be antidilutive. Potentially dilutive shares total 1,570,103 and 1,632,135 for the three months ended September 30, 1998 and 1997, respectively, and 1,618,047 and 1,610,341 for the nine months ended September 30, 1998 and 1997, respectively.